Regina Nethery

Humana Investor Relations

502-580-3644

Tom Noland

Humana Corporate Communications

502-580-3674

Tonya Gabbert

Humana Military Healthcare Services

502-580-2914

Humana Military Healthcare Services awarded TRICARE contract under the next generation of TRICARE

Department of Defense selects HMHS to administer healthcare in the South

LOUISVILLE, KY -August 21, 2003 - Humana Inc. (NYSE: HUM) announced today that Humana Military Healthcare Services (HMHS) has been awarded the Department of Defense's TRICARE Next Generation (T-Nex) contract to administer support healthcare delivery to active duty and retired service members and their families in the South Region.

Under the DoD's reorganization of the TRICARE program terms of the award, HMHS will be the Managed Care Support Contractor serving approximately 2.76 million TRICARE beneficiaries in Tennessee, South Carolina, Georgia, Alabama, Mississippi, Florida, Arkansas, Louisiana, Oklahoma and Texas. Additionally, HMHS will process claims for eligible beneficiaries residing in Puerto Rico, Guam and the Virgin Islands. The contract is comprised of five one-year option periods. years.

"We are honored to be chosen by the U.S. Department of Defense to meet the health benefits needs of military family members and retirees," said Michael B. McCallister, Humana's president and chief executive officer. "As a successful TRICARE contractor for the past seven years, we look forward to continuing to provide our military members with innovative products, industry-leading technology and exceptional consumer-centric support services. Our TRICARE business nicely complements our growing commercial segment, as well as our other government lines of business."

"HMHS has forged successful partnerships with beneficiaries and providers while administering TRICARE over the past seven years., and we We will maintain that same customer focus as we move into the new generation of the program," said David J. Baker, president and chief executive officer of HMHS. "Our current presence in the Southeastern states will ensure a seamless transition for a majority of the beneficiaries, providers and military officials in the South region, and we're thrilled by the opportunity to continue serving them."

In the Southeast, The T-Nex program will consolidate the TRICARE regions from 12 to three, and the MCSCs from seven to three. HMHS currently provides managed care support services through the administration of the TRICARE program support services to eligible military dependents beneficiaries in Florida, Georgia, Alabama, Mississippi, Tennessee, South Carolina, and eastern Louisiana. North Carolina, Kentucky, West Virginia, Ohio, Indiana, Illinois, Wisconsin, Michigan and parts of Arkansas, Louisiana, Iowa, Missouri and Southern Virginia. The new contract adds the states of Texas, Oklahoma, Arkansas, and the remainder of Louisiana to Humana's area of responsibility.

"With more than 50,000 Humana Inc.-contracted network providers in the western portion of the South region, and another 34,000 HMHS TRICARE providers in the eastern portion of the region, we already have an extensive network in place," said Baker. "It is our goal to coordinate the best possible care to our military beneficiaries throughout the south by calling upon our proven processes and experienced management and enrollment teams."

HMHS began administering the TRICARE program for beneficiaries in the southeastern United States on July 1, 1996. On June 1, 2001, Humana Military 2/5, Inc. acquired the contract to administer the TRICARE program in the Mid-Atlantic states of North Carolina and southern Virginia and the Heartland Region states of Kentucky, Indiana, Ohio, Illinois, Michigan, Wisconsin and West Virginia from Anthem, Inc. Humana's TRICARE membership currently totals Alliance, approximately 2.80 million.

In a related announcement, the Department of Defense's TRICARE North Region contract was not awarded to the prime contractor with whom Humana bid as a subcontractor. Under government contract procurement regulations, the prime contractor has the right to appeal this award decision.

Health care delivery under the South region contract is scheduled to begin effective August 2004, subject to appeals of the Department of Defense's decisions. Given these contingencies and other variables, the Company stated that its previously issued guidance for 2003 and 2004 diluted earnings per common share, as stated in its second quarter 2003 earnings press release dated July 28, 2003, is unchanged. Should the appeal process not ultimately be successful, Humana expects it would experience severance and discontinuance costs related to the North region business, the amount of which has not yet been determined. These costs are anticipated to be essentially offset by termination fee revenue from the Department of Defense.

The forward-looking statements included in this press release are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements may be significantly impacted by certain risks and uncertainties described in the following documents, as filed by Humana with the Securities and Exchange Commission:

    Form 10-K for the year ended December 31, 2002
    Form 10-Qs for the quarters ended March 31, 2003 and June 30, 2003.

Humana Inc., headquartered in Louisville, Kentucky, is one of the nation's largest publicly traded health benefits companies, with approximately 6.6 million medical members located primarily in 18 states and Puerto Rico. Humana offers coordinated health insurance coverage and related services - through traditional and Internet-based plans - to employer groups, government-sponsored plans, and individuals.

More information regarding Humana is available via the Internet at www.humana.com, including copies of:

  Annual report to shareholders;
  Securities and Exchange Commission filings;
  Most recent investor conference presentation;
  Quarterly earnings press releases;
  Audio archive of the most recent earnings release conference call;
  Calendar of events (includes upcoming earnings release dates, times, and access number, as well as planned participation in investor conferences).

# # #